EXHIBIT 2





                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

            AMENDMENT No. 1 (the "Amendment"), dated as of January 31, 1999, to the Rights Agreement, dated as of April 24, 1997 (the "Rights Agreement"), between Morton International, Inc., an Indiana corporation (formerly named New Morton International, Inc.) (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"), as Rights Agent.


                                    Recitals

            A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

            B. Rohm and Haas Company, a Delaware corporation ("Parent"), Gershwin Acquisition Corp., an Indiana corporation and a wholly-owed subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (a) Merger Sub will commence an offer (the "Offer") to purchase for cash up to two-thirds of the issued and outstanding shares of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock") and the associated rights (the "Rights") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company issued pursuant to the Rights Agreement, and (b) Merger Sub will be merged with and into the Company, with the Company as the surviving corporation in the merger (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement.

            C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights
Agreement as set forth herein is necessary and desirable to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

            D. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

            In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

            1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

            Furthermore, notwithstanding the foregoing, neither Rohm and Haas Company, a Delaware corporation ("Parent"), nor Gershwin Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), nor any Affiliate or Associate of Parent shall become an Acquiring Person as a result of (i) the exe-


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            cution, delivery or performance of the Merger Agreement, dated as of January 31, 1999, among Parent, Merger Sub and the Company, as it may be amended or supplemented from time to time
            (the "Merger Agreement"), (ii)the announcement or making of the Offer (as defined in the Merger Agreement, the "Offer"), (iii) the acquisition of Common Shares pursuant to the Offer or the Merger (as defined in the Merger Agreement, the "Merger") or (iv) the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

            2. The first sentence of Section 3(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:


            Until the earlier of (i) the tenth day after the Shares
            Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"; provided, however, that for purposes of this Section 3(a), so long as the Merger Agreement has not been terminated pursuant to Section 8.1 thereof, neither Parent nor Merger Sub nor any Affiliate or Associate of Parent shall be deemed to be the Beneficial Owner of 20% or more of the Common Shares as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the announcement or making of the Offer,
            (iii) the acquisition of Common Shares pursuant to the Offer or the Merger or (iv) the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares.

            3. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference to "the Close of Business on the tenth anniversary of the Record Date" to "the earlier of (x) the Close of Business on the tenth anniversary of the Record Date and (y) immediately prior to the consummation of the Offer as contemplated by and in accordance with the


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Merger Agreement, or, if the Offer is not consummated, the Merger", it being agreed that such tenth anniversary or, if applicable, such earlier date, shall for all purposes of the Rights Agreement be deemed to be the "Final Expiration Date."

            4. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section:


            Notwithstanding the foregoing, this Section 13 shall not apply to the Merger.

            5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            6.  This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            7. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

            8. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.





Attest:                                 MORTON INTERNATIONAL, INC.


By: /s/ Carol A. Vix                    By: /s/ Raymond P. Buschmann
   Name:  Carol A. Vix                    Name:  Raymond P. Buschmann
   Title:  Assistant Secretary            Title:  Vice President for Legal
                                                  Affairs, General Counsel
                                                  and Secretary




Attest:                                 FIRST CHICAGO TRUST COMPANY OF
                                        NEW YORK


By: /s/  Mary E. Garcia                 By: /s/ Joanne Gorostiola
   Name:  Mary E. Garcia                  Name: Joanne Gorostiola
   Title:  Customer Service Officer       Title: Assistant Vice President



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